EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 1/14/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/19/2025	Sell	43,923	10.25
11/20/2025	Sell	400	10.25
11/25/2025	Sell	23,657	10.38
11/28/2025	Sell	25,686	10.73
12/1/2025	Sell	6,835	10.69
12/3/2025	Sell	1,001	10.60
12/19/2025	Sell	9,964	10.86
12/22/2025	Sell	1,400	10.82
12/31/2025	Sell	26,749	11.06
1/2/2026	Sell	2,985	11.13
1/5/2026	Sell	19,147	11.16
1/6/2026	Sell	1,000	11.15
1/7/2026	Sell	3,939	11.16
1/9/2026	Sell	2,700	11.18
1/12/2026	Sell	13,871	11.12
1/14/2026	Sell	129,245	11.27